INTERNATIONAL OIL & GAS, INC.

                      16633 North Dallas Parkway, Suite 600

                               Addison, Texas 75001

                                  March 10, 2002

GoEnergy, Inc.
Suite 2300,
1066 West Hastings St.
Vancouver, B.C. V6E 3X2


                                               Re: Farmout Agreement
                                                   Hood County, Texas

Gentlemen:

   This Farmout  Agreement  (the "Agreement")  is  dated  effective  March  10,
2002, by and between International Oil & Gas, Inc. ("Farmor") and GoEnergy, Inc. ("Farmee"), whereby Farmee may acquire certain rights and benefits in the drill-site and pro-rata leasehold subject hereto upon the consideration to Farmor of $10,000.00 USD by Farmee and Farmee's compliance with the terms and conditions hereof.

   1. Farmout Acreage and Interests. Farmor is the record title owner to that certain oil and gas leasehold interest covering certain lands in Hood County, Texas, said leasehold interest being more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes (the "Lease").

   2. Well. On or before October 31, 2002, Farmee shall commence, or cause to be commenced, the actual drilling of the Well ("Well") on the drill-site location ("Location") from the legal location on the lands covered by the Lease, and described in Exhibit "B" and shall thereafter continuously prosecute such drilling operations in a diligent and workmanlike manner until the Well reaches a depth of 6000 feet beneath the surface of the earth or a depth sufficient to test the Barnet Shale formation, whichever is lesser.

   Unless any unforeseen difficulties are encountered, the Well, as hereinafter defined, drilled hereunder shall each be completed as a well capable of producing oil and/or gas or plugged and abandoned as a dry hole within one hundred twenty (120) days after the date actual drilling operations thereon are commenced.

   3. Substitute Well. If, during the drilling of the well provided for herein, Farmee encounters a formation or other physical condition in the well which renders further drilling impractical, Farmee may promptly plug and abandon the well. Thereafter, Farmee shall, within sixty (60) days from the abandonment, have the option, but not the obligation, to commence the actual drilling of a substitute well at a legal location on the Lease within one hundred feet (100') from the location of the well for which it is substituted.

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GoEnergy, Inc. - Page 2
March 10, 2002


Any substitute well shall be commenced, drilled and otherwise prosecuted in accordance with all the provisions hereof and shall be treated as if it were the well for which it is substituted.

   4. Well Assignment: In the event Farmee is successful in establishing oil and/or gas production in paying quantities from the respective Well or Subsequent Well, and otherwise complies with all of the provisions of this Agreement and Farmee has otherwise complied with all of the provisions of this
 Agreement, Farmor shall assign to Farmee, subject to the reservations and exceptions set forth herein, Farmor's right, title and interest in and to the Lease, from the surface to one hundred feet (100') below the deepest depth drilled in the applicable Test Well but INSOFAR AND ONLY INSOFAR as the Lease covers and effects production of oil and gas from the applicable Test Well which is producing oil and/or gas in paying quantities. Any Wellbore Assignment made pursuant to this Agreement shall be in a mutually acceptable form, contain no warranty of title, and shall be made expressly subject to the terms of this Agreement. Subject to Farmor's reserved Carried Working Interest as set forth in Section 5.c. herein below, Farmee shall be delivered a seventy-eight percent of eight-eighths (78% of 8/8) net revenue interest in the wellbore and the production therefrom out of the Lease.

   5. Reservations and Exceptions. Subject to the terms of this Agreement, any Assignment earned by Farmee hereunder shall reserve and except to Farmor the following:

   a. Mutual rights of ingress and egress over the  lands covered by the Lease;
   b. All rights to the lands covered by  the Lease in accordance with  Section
      8. herein below and all depths thereunder except for depths in each wellbore from the surface to one hundred feet (100') below the deepest depth drilled in the respective Well or Subsequent Well drilled by Farmee hereunder;
   c. Upon completion of the Well or Substitute Well as a Well producing oil and/or gas in paying quantities, Farmor shall retain in such well the following carried working interest through production in paying quantities (being through first sales if a gas well and through production into the tanks if a oil well), it being agreed and understood that Farmee shall bear and pay for one hundred percent (100%) of the cost of drilling, testing, completing and equipping the well under this Agreement, to-wit:

Farmor's Reserved Carried Interest

                                  Leasehold            Net Revenue
Well                              Working Interest     Interest
----                              ----------------     --------
GoEnergy No. 1                    25.00%               19.500%


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GoEnergy Inc. - Page 3
March 10, 2002


   In the event the Lease does not  cover  a  full  mineral  interest or Farmor
does  not  own  all  leasehold  rights   therein,  then  the  carried   working
interest reserved to Farmor herein shall be proportionately reduced.

   6. Wellbore Assignments. It is agreed and understood that Farmee is granted the right to earn an interest in the Lease INSOFAR AND ONLY INSOFAR as the
Lease covers depths from the surface to one hundred feet (100') below the deepest depth drilled in each earning wellbore, and further, INSOFAR AND ONLY INSOFAR as the Lease covers and effects production of oil and gas from the applicable earning wellbore in accordance with this Agreement. For greater certainty, it is expressly stated that in the event Farmee is due an assignment from Farmor upon the successful drilling and completion of a well as a producer of oil and/or gas in paying quantities as provided in this Agreement, Farmee is being assigned an interest in the Lease only to the extent that the assignment of the Lease is legally required to facilitate ownership of the production of oil and gas from the applicable wellbore only. It is additionally provided that in the event any Railroad Commission of Texas forms require the Farmee to designate acreage for density, spacing, pro-ration or other purposes, Farmor and Farmee shall mutually agree upon the designation of such acreage which shall then be credited to Farmee for the limited purposes of Railroad Commission of Texas filings, but Farmee shall have no other rights in the Lease irrespective of the designation of same on the Railroad Commission of Texas filings by Farmee. Finally, Farmor and Farmee agree that any designation of acreage out of the Lease for the limited purposes of Railroad Commission of Texas filings shall never exceed forty (40) acres. Irrespective of any Wellbore Assignments made by Farmor to Farmee in accordance with the terms of this Agreement, Farmee shall have the right to independently develop all lands covered by the Lease, SAVE AND EXCEPT for the wellbore, and the oil and gas production therefrom, which are earned by Farmee in accordance with the terms of this Agreement. Notwithstanding any terms contained in this Agreement to the contrary, in the event of a conflict between the terms contained in this Section 6. and any other terms of the Agreement, the terms of this Section 6. shall prevail and control.

   7. Pooling. Farmee may pool or unitize all or any part of the lands covered by the Lease with other lands or leases without the prior written consent of Farmor.

   8. Operations. Farmee shall conduct all operations hereunder at Farmee's sole risk, cost and expense. All such operations shall be prosecuted with due diligence, in a good and workmanlike manner and without any unreasonable delay. When any well drilled hereunder reaches its projected total depth and has been adequately tested, Farmee shall either complete same as a producer or plug and abandon same in accordance with all applicable laws and regulations.

   9. Assumption of Lease Obligations. Farmee shall commence and conduct all operations contemplated by this Agreement in accordance with the provisions of the Lease. If any well drilled hereunder is plugged and abandoned, Farmee shall

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GoEnergy Inc. - Page 4
March 10, 2002


restore the surface of the land to substantially the same condition as before the commencement of operations thereon and to the satisfaction of the surface owner and/or tenant.

   10. Failure to Drill. Farmee shall not be liable in damages to Farmor for failure to commence, drill, test, complete or equip Well (or any substitute well) as herein provided, but any such failure shall result in the loss to Farmee of all rights under this Agreement. The foregoing shall not be construed to restrict, preclude or limit any rights Farmor may have, in law or in equity, by virtue of Farmee's negligence or willful misconduct, or for any breach by Farmee of any other obligation under this Agreement, including, without limitation, the obligation to provide information to Farmor and to indemnify Farmor as hereinafter provided.

   11. Indemnity. Farmee shall, to the fullest extent permitted by applicable law, protect, indemnify and hold Farmor harmless, free and clear of and from all liens, claims, actions, liabilities, expenses and causes of action of every kind, together with court costs and attorneys' fees, arising out of or in connection with operations and activities conducted or caused by Farmee under or pursuant to this Agreement, including all costs, expenses and obligations of plugging and abandoning any well drilled hereunder; provided, however, should Farmee become vested with a carried working interest as set forth in
Section 5.c. above, Farmor shall be responsible for its proportionate share of costs associated with the plugging and abandoning of any such well.

   12. Information. Farmor's authorized representatives shall at all times, at their sole risk and expense, have full and free access to the rig floor and to all information concerning any well drilled or reworked hereunder. Farmee shall keep an accurate and detailed log of each well drilled or reworked hereunder. Farmee shall also provide Farmor with a daily drilling report for each well drilled hereunder. Farmee shall also furnish to Farmor at no cost all information and data relating to each well hereunder including, without limitation, well files, logs, cores, samples, tests and production reports. All information relative to any wells drilled hereunder shall be kept confidential by Farmee and shall not be disclosed to any third parties, other than working interest participants therein, without the prior consent of Farmor.

   13. Operating Agreement. Prior to the first sales of oil or gas production from the first well to be successfully completed as a producer of oil or gas hereunder, Farmor and Farmee shall enter into a mutually acceptable form of joint operating agreement ("JOA"). In the event of a conflict between the terms of this Agreement and the JOA, the terms of this Agreement shall prevail and control.

   14. Notices. All notices or communications provided for herein shall be in writing and delivered to the parties' respective addresses set forth below. The addresses of the parties for notice purposes are as follows:

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GoEnergy Inc. - Page 5
March 10, 2002

If to Farmor:

              International Oil & Gas, Inc.
              16633 North Dallas Parkway, Suite 600
              Addison, Texas 75001
              Attn:  Mr. James Michael Stewart
              Telephone:  972.588.3385
              Telecopier:  972.588.3385


If to Farmee:

              GoEnergy, Inc.
              Suite 2300,
              1066 West Hastings St.
              Vancouver, B.C. V6E 3X2
              Attn:  Mr. Strato Malamas
              Telephone:  604.608.1118
              Telecopier:  604.681.1118

   15. Title Information. Farmor agrees to furnish to Farmee any and all title information relating to the Lease and now in the possession of Farmor. Any additional title work shall be conducted at Farmee's sole cost and expense, and copies thereof will be promptly furnished to Farmor.

   16. Insurance. Farmee shall maintain the insurance described on Exhibit "B" attached hereto and incorporated herein for all purposes which covers the drilling and completion of all wells hereunder and any other operations conducted by Farmee on the Lease. Farmee shall furnish Farmor with a certificate of insurance evidencing same prior to commencing drilling operations hereunder which shall expressly name Farmor as an additionally insured party. Farmee shall make a bona fide effort to pay any shut-in royalty payable on any well drilled by Farmee hereunder. In the absence of gross negligence, neither party shall have any liability to the other party if the shut-in royalties as provided above are not timely paid.

   17. Well Abandonment, Takeover and Reassignment. Farmee agrees to notify Farmor no later than thirty (30) days (or forty-eight (48) hours if a drilling rig is on location) prior to plugging and abandoning the Respective Well or Subsequent Well drilled on the Lease and Farmor shall have the option, but not the obligation, to take over such well at its sole risk, cost and expense. If Farmor elects to take over such well, Farmee shall promptly execute an Assignment of such wellbore to Farmor (if Farmee holds record title) and Farmee shall execute and file with the Railroad Commission of Texas Form P-4 transferring operatorship to Farmor. In the event Farmor exercises such

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GoEnergy Inc. - Page 6
March 10, 2002


option and completes said well as a producer of oil and/or gas in paying quantities or as a water disposal or supply well, Farmee shall be deemed to have waived any rights hereunder insofar as this Agreement pertains to such well and any production therefrom. If Farmor elects to take over any such well, then upon completion of operations, Farmor shall plug and abandon said well at its sole expense and accept all liability therefor. If Farmor elects not to take over any such well, Farmee shall plug and abandon said well at its sole expense and accept all liability therefore; provided, however, if Farmor has been vested with a carried working interest in accordance with Section 5.c. Farmor shall bear and pay its proportionate share of such plugging costs.

   Notwithstanding the foregoing, in the event a well which has been completed as a producer of oil and/or gas in paying quantities should cease to produce, Farmee shall reassign to Farmor, with special warranty of title, the wellbore in which production ceased and the right to future production therefrom out of the Lease, unless Farmee commences drilling or reworking operations thereon within sixty (60) days from the date of cessation of production.

   18. Relationship of Parties. This Agreement is not intended and shall not be construed to create a mining partnership, joint venture, or any other type of commercial partnership.

   19. Time of Essence.  Time is of the essence in this Agreement.

   20. Applicable Law. With respect to all operations and other activities under and concerning this Agreement, Farmee shall comply with all valid and applicable laws, regulations, rules and ordinances of all federal, state, local and other governmental entities having jurisdiction. This Agreement shall be construed under and in accordance with the laws of the State of Texas.

   21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Farmee may not assign this Agreement or any interest in the Lease earned hereunder, in whole or in part, without prior written consent to such assignment by Farmor. Any assignment of this Agreement or of any interest in the Lease, in whole or in part, shall be made expressly subject to this Agreement.

   22. Headings. The underlined headings used throughout this Agreement are for administrative convenience only and shall be disregarded for purposes of construing the Agreement.

   23. Counterparts. This Agreement may be executed in counterpart and each counterpart shall be deemed an original for all purposes and shall be binding upon each party executing same whether or not executed by all parties.

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GoEnergy Inc. - Page 7
March 10, 2002

   24. Deadline for Acceptance. If this Agreement is not signed by Farmee and returned to Farmor on or before five (15) days from the date hereof, this Agreement shall be voidable at the sole option of Farmor.

   If the foregoing sets forth the terms of our agreement, please execute both copies hereof in the space provided below and return one (1) copy on or before the deadline provided in the above paragraph.

                                                  Very truly yours,

                                                  INTERNATIONAL OIL & GAS, INC.






AGREED TO AND ACCEPTED THIS
      DAY OF MARCH 2002
------

INTERNATIONAL OIL & GAS, INC.


By:
    -----------------------------
    Frederick F. Hoelke,
    Corporate Secretary, Director


GOENERGY, INC.


By:
   -------------------
   Strato Malamas,
   President


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GoEnergy Inc. - Page 8
March 10, 2002


                                  EXHIBIT "A"
                                      TO
                       FARMOUT AGREEMENT DATED MARCH 10, 2002
                                BY AND BETWEEN
                      INTERNATIONAL OIL & GAS, INC., AS FARMOR
                           AND GOENERGY, INC., AS FARMEE


                                 The Lease
                                 ---------


Dated April 21, 1999, recorded Volume 1644 Page 239 Deed Report of Hood County, from Tonya Randall, as Leasor, to JJB Oil & Gas Inc. and E.E.
Miller, as Leasee, insofar as the lease covers the 111.89 acres, more or less, out of the William Hunter survey, more particularly describes in said lease, save and except the 40 acre pro-ration unit surrounding the #1 Tonya Randall Well, as said pro-ration unit is more particularly described on the survey plat.

                                  EXHIBIT "B"
                                      TO
                     FARMOUT AGREEMENT DATED MARCH 10, 2002
                                 BY AND BETWEEN
                    INTERNATIONAL OIL & GAS, INC., AS FARMOR
                        AND GOENERGY, INC., AS FARMEE


                                Insurance
                                ---------


   Farmee ("Operator") and any drilling contractor employed to drill a well hereunder ("Drilling Contractor") shall carry the following insurance for the benefit of the parties, to cover their operations hereunder:

TYPE OF INSURANCE                        LIMITS
-----------------                        ------

a. Workmen's Compensation                Amount equal to full liability imposed
                                         by laws of all non-monopolistic states

b. Employer's Liability

   Bodily Injury                          $1,000,000 each accident
   Occupational Disease                   $1,000,000 per person
   Occupational Disease                   $1,000,000 policy limit

c. Comprehensive General Liability

   Combines Single Limit Bodily
   Injury and Property Damage             $1,000,000 each occurrence

   Products-Completed Operations          $1,000,000 aggregate

   Underground Resource
   and Equipment                          $1,000,000 aggregate

d. Comprehensive Automobile
   Liability                              $100,000 each person
                                          $500,000 each occurrence

   Combined Liability
   Bodily Injury and Property
   Damage                                 $1,000,000 each occurrence

   Excess Liability/
   Umbrella Insurance                     $5,000,000 each occurrence



   All insurance policies carried pursuant to this Agreement shall contain an agreement by the insurance carrier issuing the policy to waive its rights of subrogation with respect to all claims involving injury subject to the Workmen's Compensation Law of any state and all claims involving any general liability.

   In consideration of the flat rate charg e to be made under the Accounting Procedure by Operator for Operator's fully owned automobile equipment used for Operator's Automobile Public Liability Insurance, no direct charge shall be made by Operator to the joint account for premiums paid for Automobile Public Liability Insurance.

   In the event Operator or Drilling Contractor employs contractors to perform any work hereunder, then and in such event, all such contractors shall be required to carry the full compliance with the Workmen's Compensation Law of the State of Texas and all rules and regulations promulgated thereunder.

   All insurance carried by Operator (for the joint account) and Drilling contractor hereunder shall include Farmor as an additional insured. Upon request, Operator and Drilling Contractor shall furnish to Farmor a certificate covering each policy of insurance issued pursuant to this Agreement.